                                                                 Exhibit 3.58(a)

                           ARTICLES OF INCORPORATION
                                      OF
                             KINDILL HOLDING, INC.


     The undersigned, acting as incorporator of a corporation under the Kentucky Business Corporation Act (the "Act"), adopts the following Articles of Incorporation for such corporation:

                                   ARTICLE I

                                     Name
                                     ----

     The name of the Corporation is Kindill Holding, Inc.

                                  ARTICLE II

                                    Purpose
                                    -------

     The purposes for which the Corporation is organized are:

     (a) To engage in any or all lawful business for which corporations may be incorporated under the Kentucky Business Corporation Act, and to exercise any and all powers that corporations may now or hereafter exercise under the Kentucky Business Corporation Act, whether or not specifically enumerated herein;

     (b) To act as a holding company for one or more companies engaged in the business of mining, processing, shipping, marketing and selling coal and any and all related activities;

     (c) To provide services and engage in activities supporting and facilitating the operations of its subsidiaries and affiliated companies;

     (d) To sue and be sued, complain and defend in its corporate name;

     (e) To make and amend by-laws, not inconsistent with these Articles of Incorporation or with the laws of the Commonwealth of Kentucky. for managing the business and regulating the affairs of the Corporation;

     (f) To purchase, receive, lease or otherwise acquire, and own, hold, improve, use and otherwise deal with, real or personal property, or any legal or equitable interest in property, wherever located;

     (g) To sell, convey, mortgage, pledge, lease, exchange and otherwise dispose of all or any part of its property;
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     (h) To purchase, receive, subscribe for or otherwise acquire; own, hold, vote, use, sell, mortgage, lend, pledge or otherwise dispose of, and deal in and with shares or other interests in, or obligations of, any other entity;

     (i) To make contracts and guarantees, incur liabilities, borrow money, issue its notes, bonds and other obligations (which may be convertible into or include the option to purchase other securities of the Corporation), and secure any of its obligations by mortgage or pledge or any of its property, franchises, or income;

     (j) To lend money, invest and reinvest its funds and receive and hold real and personal property as security for repayment;

     (k) To be a promoter, partner, member, associate or manager of any partnership, joint venture, trust or other entity;

     (l) To elect directors and appoint officers, employees and agents of the Corporation, define their duties, fix their compensation and lend them money and credit;

     (m) To pay pensions and establish pension plans, pension trusts, profit sharing plans, share bonus plans, share option plans and benefit or incentive plans for any or all of its current or former directors, officers, employees and agents;

     (n) To such extent as a corporation organized under the Kentucky Business Corporation Act of the Kentucky Revised Statutes may now or hereafter lawfully do, as principal or agent, alone or in connection with other corporations, firms or individuals, to do all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes, or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation, or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be organized to do, or to exercise under the Kentucky Business Corporation Act or under any laws amendatory thereof, supplemental thereto, or substituted therefor; and to do any or all of the things hereinabove set forth to the same extent as natural persons might or could do.

     The foregoing clauses shall be construed as powers, as well as objects and purposes, and the matters expressed in each clause shall, unless herein otherwise expressly provided, be in nowise limited by reference to or inference from the terms of any other clause, but shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the general powers of the Corporation nor the meaning of the general terms used in describing any such purposes and powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it may be of like nature.

                                  ARTICLE III

                                    Shares
                                    ------

     The total number os hares which the Corporation is authorized to issue is 1,000 shares of Common Stock, having a par value of $.10 per share. The Common Stock shall have one vote per share, shall have all the voting power of the Corporation, shall be entitled to receive the net assets of the Corporation upon dissolution, and shall be without distinction as to powers, preferences and rights.

                                  ARTICLE IV

                             Number of Directors;
                         Distributions and Redemptions
                         -----------------------------

     All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation managed under the direction of, its Board of Directors. The number of directors shall be fixed by resolution of the Board of Directors from time to time, subject to the applicable provisions of the Act and the Corporation's Bylaws.

     The Board of Directors of the Corporation, to the extent not prohibited by law, shall have the power to cause the Corporation to repurchase its own shares and shall have the power to cause the Corporation to make distributions, from time to time, to the Corporation's shareholders.

                                   ARTICLE V

                               Initial Directors
                               -----------------

     The number of directors constituting the initial Board of Directors is one
(1), such person to serve until the first annual meeting of the shareholders and until such person's successor in office is elected and shall qualify. The name and mailing address of the person who is to serve as the initial director are as follows:

               Ronnie J. Dunnigan
               771 Corporate Drive, #900
               Lexington, KY 40503

                                  ARTICLE VI

                      Registered Office; Registered Agent
                      -----------------------------------

     The street address of the initial registered office of the Corporation is 3300 National City Tower, 101 South Fifth Street, Louisville, Kentucky 40202, and the name of its initial registered agent at such office is 3300 Corporation.

                                  ARTICLE VII

                               Principal Office
                               ----------------

     The mailing address of the principal office of the Corporation is 801 Frederica Street, #301, Owensboro, KY 42301.

                                 ARTICLE VIII

                                 Incorporator
                                 ------------

     John H. Stites, III, whose mailing address is 3300 National City Tower, 101 South Fifth Street, Louisville, Kentucky 40202, is the sole incorporator of the Corporation.

                                   ARTICLE IX

                   Indemnification of Directors and Officers
                   -----------------------------------------

     To the fullest extent permitted by, and in accordance with the provisions of, the Act, the Corporation shall indemnify each director or officer of the Corporation against reasonable expenses (including reasonable attorneys' fees), judgments, taxes, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement (collectively "Liability"), incurred by such person in connection with defending any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative, and whether formal or informal) to which such person is, or is threatened to be made, a party because such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, member, employee or agent of another domestic or foreign corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans. A director or officer shall be considered to be serving an employee benefit plan at the Corporation's request if such person's duties to the Corporation also impose duties on or otherwise involve services by such person to the plan or to participants in or beneficiaries of the plan. To the fullest extent authorized or permitted by, and in accordance with the provisions of, the Act, the Corporation shall pay or reimburse reasonable expenses (including reasonable attorneys' fees) incurred by a director or officer who is a party to a proceeding in advance of final disposition of such proceeding.

     The indemnification against Liability and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under the Bylaws or any agreement, action of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office of the Corporation, shall continue as to a person who has ceased to be a director or officer of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Any repeal or modification of this Article IX by the Board of Directors or shareholders of the
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Corporation shall not adversely affect any right or protection of a director or officer of the Corporation under this Article IX with respect to any act or omission occurring prior to the time of such repeal or modification.

                                   ARTICLE X

                 Elimination of Certain Liability of Directors
                 ---------------------------------------------

     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of such person's duties as a director; provided, however, that this provision shall not eliminate or limit the liability of a director for the following: (i) for any transaction in which the director's personal financial interest is in conflict with the financial interests of the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law; (iii) for any vote for or asset to an unlawful distribution to shareholders as prohibited under KRS 271B.8-330; or
(iv) for any transaction from which the director derived an improper personal benefit. This Article X shall continue to be applicable with respect to any such breach of duties by a director of the Corporation as a director notwithstanding that such director thereafter ceases to be a director and shall inure to the personal benefit of such person's heirs, executors and administrators.

                                  ARTICLE XI

                    Action by Shareholders Without Meeting
                    --------------------------------------

     Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if shareholders representing at least 80% of the votes entitled to be cast at such meeting consent to such action in a writing that complies with the relevant provisions of the Act; provided, however, that the election of directors may be effected without a meeting only if shareholders representing 100% of the votes entitled to be cast so consent in such a writing.

                                  ARTICLE XII

                       Special Meetings of Shareholders
                       --------------------------------

     The Corporation shall hold a special meeting of shareholders if the holders of at least thirty percent (30%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, sign, date, and deliver to the Corporation's officer who has the responsibility of preparing minutes of the directors and shareholders' meetings and for authenticating records of the Corporation, one (1) or more written demands for the meeting describing the purpose of purposes for which it is to be held.
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                                 ARTICLE XIII

                          Severability of Provisions
                          --------------------------

     If any provision of these Articles of Incorporation, or its application to any person or circumstances, is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of these Articles of Incorporation that can be given effect without the invalid provision or application, and to this end the provisions of these Articles of Incorporation are severable.

     IN TESTIMONY WHEREOF, witness the signature of the sole incorporator, this 24/th/ day of April, 1997.



                              By:   /s/ John H. Stites, III
                                 -------------------------------------
                                    John H. Stites, III,
                                    Incorporator



This instrument prepared by:



/s/ John H. Stites, III
-----------------------------------
John H. Stites, III
Greenebaum Doll & McDonald PLLC
3300 National City Tower
101 South Fifth Street
Louisville, Kentucky 40202
(502) 587-3544